SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT – April 3, 2008
(Date of earliest event reported)

HONEYWELL INTERNATIONAL INC.
(Exact name of Registrant as specified in its Charter)

DELAWARE	1-8974	22-2640650
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification Number)

101 COLUMBIA ROAD, P.O. BOX 4000, MORRISTOWN, NEW JERSEY	07962-2497
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (973) 455-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement

On April 3, 2008, Honeywell International Inc., a Delaware corporation (“Honeywell”) entered into a Stock Purchase Agreement (the “Agreement”) by and among Honeywell, Safety Products Holdings, Inc., a Delaware corporation (“Safety Products”), the selling shareholders party thereto, and Odyssey Investment Services, L.L.C., a Delaware limited liability company, solely in its capacity as representative. Pursuant to the Agreement, Honeywell will acquire all of the issued and outstanding equity securities of Safety Products for an aggregate cash purchase price of approximately $1.2 billion. The portion of such purchase price to be paid to the holders of Safety Products’ equity securities will be reduced by the net indebtedness of Safety Products, which will include fees and expenses incurred by Safety Products in connection with the transactions contemplated by the Agreement. The transaction, which is subject to regulatory review, is expected to be completed in the second quarter of 2008.

Safety Products, through its subsidiary, Norcross Safety Products L.L.C., is a leading designer, manufacturer and marketer of a full line of personal protection equipment for workers in the general safety and preparedness, fire service and electrical safety industries. Safety Products had approximately $609 million of sales in the fiscal year ended December 31, 2007.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

On April 4, 2008, Honeywell issued a press release regarding this transaction, a copy of which is attached as Exhibit 99.1 to this report.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Stock Purchase Agreement by and among Honeywell International Inc., Safety Products Holdings, Inc., the selling shareholders party thereto and Odyssey Investment Services, L.L.C., solely in its capacity as representative, dated April 3, 2008

99.1	Press release dated April 4, 2008 issued by Honeywell announcing the Agreement

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 7, 2008	HONEYWELL INTERNATIONAL INC.

	By:	/s/ Thomas F. Larkins
Thomas F. Larkins
Vice President, Corporate Secretary and
Deputy General Counsel